Staffing 360 Solutions Announces Transformative $40 Million Refinancing and Closes Two New Acquisitions

$40 Million Refinancing of Entire Balance Sheet;

Acquisition of CBS Butler Holdings (UK) and firstPRO Georgia (US);

Expected to Boost Revenue Nearly 50% and Increase Adjusted EBITDA 100%

New York, NY – September 19, 2017 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a company executing an international buy-and-build strategy through the acquisition of staffing organizations in the United States and in the United Kingdom, today announced a number of transformative developments, including a significant refinancing of the Company’s balance sheet and the closing of two material acquisitions.

In line with management’s emphasis on improving the financial health of the Company and reinvigorating its highly focused M&A program, Staffing 360 Solutions is pleased to announce:

•	Execution of a comprehensive refinancing of Staffing 360’s balance sheet with current lenders:
o	$40 million 12% senior note with a three-year term and zero amortization prior to maturity.
o

Renegotiated terms of the existing receivable facility for a more attractive $25 million revolver and accordion to $50 million as the business grows, resulting in lower financing costs and increased availability.

•	Simultaneous closing of two material acquisitions:
o	CBS Butler Holdings Limited
▪	UK-based firm specializing in engineering and IT staffing services.
o	firstPRO Georgia
▪	US-based company with an emphasis on IT staffing and finance & accounting.
•

On an aggregate basis, the above acquisitions are expected to add approximately $85 million to the top line, resulting in $265 million of annualized revenue, and more than double the pro forma Adjusted EBITDA of Staffing 360’s overall business to $11 million on an annualized basis.

“These developments are a game-changer for our company, vaulting us much closer to our goal of becoming a $300 million annualized revenue business,” said Brendan Flood, Executive Chairman of Staffing 360 Solutions.  “While our team has been working diligently behind the scenes to make these complex transactions a reality, we understand our investors have been very patient as we have executed a multi-year strategy of driving operational improvements and financial governance.  We believe this refinancing of our balance sheet and simultaneous closing of two acquisitions will help us unlock significant value, especially as we leverage our projected positive operating cash flow from these transactions to drive additional organic and acquisitive growth.”

Matt Briand, President and CEO, added, “With two acquisitions officially closed, our team is looking forward to adding these outstanding organizations. CBS Butler is an award-winning staffing firm in the UK specializing in the engineering and IT space. The group brings a wealth of management talent and client relationships as a complement to our existing UK businesses. In addition, firstPRO Georgia brings strong accounting, finance and IT depth while expanding our geographic footprint. These firms are leaders in their respective fields and we are thrilled to welcome them to the Staffing 360 family.”

“We are significantly improving the overall financial strength of our company, as well as our day-to-day operational facilities,” said David Faiman, Chief Financial Officer. “The $40 million refinancing provides us with a financial platform to drive further improvements and operational cash flow. In addition, the enhancements to our receivable facility will help streamline the operational efficiency of our U.S. businesses as we continue to grow and achieve economies of scale.”

Staffing 360 Solutions will provide additional details to investors regarding these transformative events through forthcoming SEC filings and press releases.

More information about Staffing 360 Solutions, including investor materials, presentations, white papers, and webcasts, can be found at:

www.staffing360solutions.com/res.html.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and in the United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Non-GAAP Financial Measures

Staffing 360 Solutions uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $300 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Brendan Flood, Executive Chairman

+1.646.507.5715

brendan.flood@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

+1.646.507.5711

info@staffing360solutions.com